Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and to the incorporation by reference therein of our report dated March 19, 2008, with respect to the consolidated financial statements of Pershing Square IV A, L.P. and the financial statements of Pershing Square IV, L.P. for the period from June 1, 2007 (commencement of operations) to December 31, 2007, included in the Annual Report (Form 10-K) of Leucadia National Corporation and subsidiaries for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

September 13, 2010